Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	R. Gregory Lewis
(615) 269-1900
J. ALEXANDER’S CORPORATION REPORTS RESULTS
FOR FOURTH QUARTER AND 2007 FISCAL YEAR
Company Opens Two New Restaurants During Final Period
     NASHVILLE, TN, February 28, 2008 -— J. Alexander’s Corporation (AMEX: JAX) today reported operating results for its fourth quarter and year ended December 30, 2007.
     A summary of the fourth quarter of 2007 compared to the fourth quarter of 2006 follows:
•	Net sales increased 1.3% to $36,645,000 from $36,188,000.

•	Average weekly same store sales per restaurant decreased by 2.9%.

•	Income before income taxes of $1,374,000, which included pre-opening expense of $346,000, was down from $2,877,000 in 2006 when no pre-opening expense was incurred.

•	Net income was $1,186,000, down from $2,133,000 in 2006, and earnings per diluted share decreased by 45% to $.17 from $.31.
         A summary of the 2007 fiscal year compared to the 2006 fiscal year follows:
•	Net sales climbed 2.6% to $141,268,000 from $137,658,000.

•	Average weekly same store sales per restaurant increased by 1.6%.

•	Income before income taxes was $5,694,000 compared to $6,185,000 in 2006. Pre-opening expense of $939,000 was incurred in 2007 and no pre-opening expense was incurred in 2006.

•	Net income was $4,554,000 compared to $4,717,000 in 2006, and earnings per diluted share decreased by 6% to $.65 from $.69.
         Commenting on the Company’s results, Lonnie J. Stout II, Chairman, President and Chief Executive Officer, said, “We had eight months of solid performance in 2007. However, our

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2007 — Page 2
fourth quarter performance was disappointing because of our lack of sales momentum and declining same store sales. The fourth quarter is our most important period of the year. The downturn in sales, which began late in the third quarter and continues to the present, as well as increased margin pressures due to high input costs, caused us to miss our business plan for the year. We also incurred significant pre-opening expense in 2007, which contributed to lower results for the quarter and the year.”
     Stout explained that most of the Company’s sales issues were believed to be related to a significant slowdown in overall consumer spending, and that even upscale consumers have struggled to cope with rising inflation, especially fuel and food prices. “These conditions seem to be exacerbated for many consumers by higher mortgage interest rates associated with the reset of variable rate mortgages, as well as the tightening of consumer credit,” he observed.
     During the final quarter of 2007, J. Alexander’s Corporation said average guest counts decreased 5.8% on a same store basis from the comparable period of the prior year. Despite the overall cutback in consumer spending, the Company recorded a 3.1% increase in its average guest check, including alcoholic beverage sales, over the same quarter of 2006.
     J. Alexander’s Corporation’s average weekly same store sales per restaurant for the fourth period of 2007 decreased to $96,100 from $99,000 in the fourth quarter of 2006. The Company’s average weekly sales per restaurant for the fourth quarter of 2007 decreased 3.8% to $95,200 from $99,000 reported in the last quarter a year ago. Same store sales calculations are based on 28 restaurants open for more than 18 months.
     For the full 2007 fiscal year, J. Alexander’s Corporation had average weekly same store sales per restaurant of $95,600, up from $94,100 in fiscal 2006. The Company’s average weekly sales per restaurant for 2007 reached $95,600, up 1.3% from $94,400 recorded in fiscal 2006.

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2007 — Page 3
     Stout said that the Company’s input costs remained high in the fourth quarter of 2007. Cost of sales increased to 32.6% of net sales for the most recent quarter from 31.9% of net sales in the fourth period of 2006. Labor costs for the fourth quarter of 2007 were 31.7% of net sales as compared to 30.2% of net sales in the comparable quarter of 2006. J. Alexander’s Corporation’s restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) declined to 12.5% in the fourth quarter of 2007 from 15.5% in the corresponding period a year earlier. Restaurant operating margins for the entire 2007 fiscal year were 12.3% as compared to 12.6% for the prior fiscal year.
     During the fourth quarter of 2007, J. Alexander’s Corporation opened new J. Alexander’s restaurants in Atlanta, Georgia, and Palm Beach Gardens, Florida. The Company expects to open three new restaurants in 2008 in Orlando and Jacksonville, Florida and Scottsdale, Arizona.
     “We are working hard to ensure that all of our guests have outstanding experiences in our J. Alexander’s restaurants,” Stout emphasized. “We are firmly dedicated to operational excellence, which we believe is the key to increasing the frequency of customer visits. We also believe that during uncertain economic times, it is critical not to make any decisions that could lead to long-term damage to our business franchise.
     “We are guardedly optimistic that our business will improve in the latter half of 2008 or the first half of 2009. However, this assumes that the current pull back in consumer spending does not develop into a severe recession.”
     Stout said that challenging factors experienced in the final months of 2007 continue to confront J. Alexander’s Corporation at this point through the first quarter of 2008.
     “Until the economy improves and consumers regain their confidence, we will face a daunting task of building sales momentum. We are, however, addressing issues to help us

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2007 — Page 4
alleviate pressure as much as possible on our input costs. The most notable area of expected improvement is in our beef cost where we believe we can gain solid benefits from conditions we anticipate in the beef market during 2008.
     “This March, our plan is to purchase beef ‘at the market’ where prices are now substantially lower than contract prices we had for beef last year,” Stout said. “While this strategy increases our risk by making us subject to variable market conditions, we believe that, in general, demand for beef will be down this year due to the prevailing U.S. economy. We will closely monitor the beef market and if we see significant changes, or have attractive opportunities to contract later in the year, we will consider negotiating a firm pricing arrangement.”
     J. Alexander’s Corporation operates its 30 J. Alexander’s restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.
     J. Alexander’s Corporation is headquartered in Nashville, Tennessee.
     This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and increase sales and operating margins in its restaurants; changes in business or economic conditions, including rising food costs and product shortages as well as mandated increases in the minimum wage the Company is required to pay; the effect of higher gasoline prices and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2007 — Page 5
them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and the American Stock Exchange. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2007 — Page 6
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited in thousands, except per share amounts)

	Quarter Ended		Year Ended
	Dec. 30	Dec. 31	Dec. 30	Dec. 31
	2007	2006	2007	2006
Net sales	$36,645	$36,188	$141,268	$137,658

Costs and expenses:
Cost of sales	11,933	11,556	45,871	45,026
Restaurant labor and related costs	11,602	10,939	45,032	43,512
Depreciation and amortization of restaurant property and equipment	1,407	1,287	5,288	5,200
Other operating expenses	7,116	6,787	27,687	26,622

Total restaurant operating expenses	32,058	30,569	123,878	120,360

General and administrative expenses	2,551	2,419	9,625	9,641
Pre-opening expense	346	—	939	—

Operating income	1,690	3,200	6,826	7,657
Other income (expense):
Interest expense, net	(333)	(350)	(1,204)	(1,566)
Other, net	17	27	72	94

Total other expense	(316)	(323)	(1,132)	(1,472)

Income before income taxes	1,374	2,877	5,694	6,185
Income tax provision	188	744	1,140	1,468

Net income	$1,186	$2,133	$4,554	$4,717

Earnings per share:
Basic earnings per share	$.18	$.32	$.69	$.72

Diluted earnings per share	$.17	$.31	$.65	$.69

Weighted average number of shares:
Basic earnings per share	6,647	6,659	6,617	6,551
Diluted earnings per share	6,999	6,854	6,982	6,839

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2007 — Page 7
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
Percentages of Net Sales (Unaudited)

	Quarter Ended		Year Ended
	Dec. 30	Dec. 31	Dec. 30	Dec. 31
	2007	2006	2007	2006
Net sales	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Cost of sales	32.6	31.9	32.5	32.5
Restaurant labor and related costs	31.7	30.2	31.9	31.6
Depreciation and amortization of restaurant property and equipment	3.8	3.6	3.7	3.8
Other operating expenses	19.4	18.8	19.6	19.5

Total restaurant operating expenses	87.5	84.5	87.7	87.4

General and administrative expenses	7.0	6.7	6.8	7.0
Pre-opening expense	0.9	—	0.7	—

Operating income	4.6	8.8	4.8	5.6
Other income (expense):
Interest expense, net	(0.9)	(1.0)	(0.9)	(1.1)
Other, net	—	0.1	0.1	0.1

Total other expense	(0.9)	(0.9)	(0.8)	(1.1)

Income before income taxes	3.7	8.0	4.0	4.5
Income tax provision	0.5	2.1	0.8	1.1

Net income	3.2%	5.9%	3.2%	3.4%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$95,200	$99,000	$95,600	$94,400
Percent increase (decrease)	(3.8)%		+1.3%

Same store weekly sales per restaurant (1)	$96,100	$99,000	$95,600	$94,100
Percent increase (decrease)	(2.9)%		+1.6%
(1) Includes the twenty-eight restaurants open for more than eighteen months.

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2007 — Page 8
J. Alexander’s Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited in thousands)

	December 30	December 31
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$11,325	$14,688
Deferred income taxes	1,047	1,079
Other current assets	6,258	4,827

Total current assets	18,630	20,594

Other assets	1,341	1,249
Property and equipment, net	78,551	71,815
Deferred income taxes	5,341	5,055
Deferred charges, net	716	701

	$104,579	$99,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$14,218	$13,727
Long-term debt and capital lease obligations	21,349	22,304
Other long-term liabilities	6,431	5,553
Stockholders’ equity	62,581	57,830

	$104,579	$99,414

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